Contacts: Lisa Bliss	Peter Cauley	Sarah Williams
Marketing Co-ordinator	Chief Financial Officer	Brodeur Worldwide
PointBase, Division of DataMirror	DataMirror	617-585-2780
408-961-1152	905-415-0310 ext. 271	swilliams@brodeur.com
lbliss@datamirror.com	pcauley@datamirror.com

DataMirror Grants Certification for Partner Applications on
World’s Leading Java Database

New PointBase Partner Program Delivers Certification, Comprehensive Support, and More

SANTA CLARA, CALIFORNIA – (July 7, 2004) – DataMirror® (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration solutions, today announced a new program that will provide certification for partner products and services on the world’s leading Java™ database: PointBase Embedded™. DataMirror’s PointBase Partner Program is designed to help increase revenue and profit for partners who are interested in developing, deploying, and promoting their technology solutions with a proven and reliable Java database.

DataMirror’s PointBase® technology is currently embedded in numerous top-tier applications, including BEA WebLogic Server, WebLogic Portal, WebLogic Integration, and WebLogic Workshop; Geac Expense Reports, Timesheets, Procurement, and Travel Plans; Leadscope enterprise and personal; Macromedia JRun; Sun Java Studio Enterprise, Java Studio Standard, and Java System Application Server.

“In addition to OEM agreements and partner referrals, our PointBase Partner Program provides a new way for partners to enhance their value proposition by integrating their applications with our leading database,” says Rean Pretorius, Senior Vice President, Global Channel & Alliances, DataMirror. “The program makes it rewarding for partners to develop, market, and sell their solutions, because their applications can now be fully certified to run on the world’s leading Java database. Above all, the program allows partners to pass on the performance, reliability, and cost benefits of PointBase technology to their customers.”

The PointBase Partner Program offers partners strong competitive advantage through the following resources and benefits:

  Customers can purchase partners’ applications with the confidence in knowing they will work with the world’s leading Java database

  Certification allows partners to verify that their applications have been tested and work effectively with PointBase technology

  Two complimentary development copies of PointBase software provide partners with the resources they need to test their deployment

  Access to the PointBase KnowledgeBase delivers comprehensive support to partners

  Partners receive corporate awareness via public relations activities and the PointBase Website

  Partners have permission to market their company as a PointBase Partner

For more information on DataMirror’s PointBase Partner Program, please contact Rean Pretorius by phone at 949-476-3638 or e-mail at rpretorius@datamirror.com, or visit http://www.pointbase.com/partners.

About DataMirror’s PointBase Technology

DataMirror’s PointBase solutions include leading Java database management and synchronization technology for the embedded and mobility markets. Millions of copies of PointBase technology have been deployed in applications from a variety of leading Java vendors, including Sun Microsystems, BEA, and Macromedia. PointBase products are used in Java server applications and are also embedded within Java mobility applications. PointBase customers and their end users rely on PointBase technology to capture, protect, and integrate data on PCs, laptops, PDAs, smartphones, and other mobile devices.

DataMirror’s PointBase Embedded and PointBase Micro are 100% pure Java relational databases that deliver rich functionality, zero administration, cross-platform portability, and comprehensive security. Customers use PointBase Embedded to reduce their time-to-market, enhance end users’ out-of-the-box experience, and offer a complete single package solution for applications requiring database functionality. Customers use PointBase Micro to provide a fast, reliable, and rich client experience on smartphones and other mobile devices for enterprise applications where security, off-line availability, and flexible synchronization are critical.

PointBase UniSync is a powerful, bi-directional synchronization solution for data on-the-go that allows mobile workers to synchronize relevant information from corporate back-end systems. With PointBase UniSync, customers can extend enterprise data to mobile users and gain complete portability across heterogeneous platforms. To learn more about DataMirror’s PointBase product family, visit www.pointbase.com.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration software solutions, gives companies the power to manage and monitor their corporate data in real-time. Over 1,800 companies have transformed their business models and created competitive advantage with DataMirror software, including Debenhams, FedEx Ground, First American Bank, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Mobile Solutions, Inc. PointBase and the PointBase family of related marks are the exclusive property and registered and unregistered trademarks of DataMirror Mobile Solutions, Inc. DataMirror and the DataMirror family of related marks are registered trademarks of DataMirror Corporation. PointBase, the PointBase logo, DataMirror, and the DataMirror logo are registered in the U.S. Patent and Trademark office, the Canadian Intellectual Property Office, and may be pending or registered in other countries.  Java is a trademark of Sun Microsystems, Inc. in the United States and other countries. All other products and services mentioned are trademarks of their respective companies.